Exhibit 99.1

Novo Integrated Sciences Appoints Dr. Indrajit (Indra) Sinha Ph.D. as Chief Science Officer

Bellevue, Washington—(Business Wire – July 7, 2021) – Novo Integrated Sciences, Inc. (NASDAQ:NVOS) (the “Company” or “Novo”) announces that Dr. Indrajit “Indra” Sinha, Ph.D. has been appointed as Novo’s Chief Science Officer, effective June 24, 2021.

Dr. Sinha brings over 25 years of experience in various areas of cross-disciplinary translational research, drug development, biotechnology, technology transfer, and biopharmaceutical compliance. His work has been extensively published in highly reputed peer reviewed journals. Through his passion for utilizing under-appreciated technologies and applying them in innovative ways to achieve previously unattainable outcomes, he has created various intellectual property and patents.

Robert Mattacchione, Novo’s Chairman and CEO stated, “Indra joins us at an exciting time as Novo accelerates its growth strategy centered on providing non-catastrophic healthcare diagnosis and subsequent treatment services and wellness products through the integration of medical technology, advanced therapeutics, and rehabilitative science. We welcome Indra’s expertise and proven track record in bio-science research and the development of personalized diagnostic products as we look to pursue cutting edge science-based advancements in patient first platforms.”

In 2011, Dr. Sinha founded Biomedcore Inc. Under his leadership for science-based innovation, Biomedcore developed and patented a unique protocol, identified as the Zgraft platform, that effectively enables accelerated individualized prediction of cancer progression and response to treatment. The Zgraft platform technology has been granted a patent in multiple jurisdictions and is being validated for clinical utility. In 2015, Biomedcore merged with Suntrition Inc. to form Acenzia Inc. In June 2021, Acenzia was acquired by Novo.

Dr. Sinha commented, “Novo has a clear focus and vision of how to expand its personalized consumer engagement across all aspects of the patient/practitioner relationship. I am excited to contribute my knowledge to the advancement and growth of Novo’s science related products and IP portfolio as we look forward to building value for the Company, its shareholders and most importantly, the patient.”

In 2001, Dr. Sinha earned a Ph.D. in infectious diseases from University of Delhi, New Delhi, India in a collaboration with Dr. Elisabeth Carniel’s Yersinia lab at the Pasteur Institute in France. In 1995, Dr. Sinha earned a M.Sc., Biotechnology from M.S. University of Baroda, Vadodara, India. Dr. Sinha is currently pursuing his MBA from Robert Kennedy College, Switzerland.

About Novo Integrated Sciences, Inc.

Novo Integrated Sciences, Inc. owns Canadian and U.S. subsidiaries which deliver, or intend to deliver, multidisciplinary primary health care related services and products through the integration of medical technology, advanced therapeutics and rehabilitative science. Our clinicians and practitioners are not authorized to practice primary care medicine and they are not medically licensed to prescribe pharmaceutical based product solutions.

We believe that “decentralizing” healthcare, through the integration of medical technology and interconnectivity offers an essential solution to the fundamental transformation of healthcare delivery. Specific to non-critical care, ongoing advancements in both medical technology and inter-connectivity are allowing for a shift of the patient/practitioner relationship to the patient’s home and away from on-site visits to primary medical centers with mass-services. This acceleration of “ease-of-access” in the patient/practitioner interaction for non-critical care diagnosis and subsequent treatment minimizes the degradation of non-critical health conditions to critical conditions as well as allowing for more cost-effective healthcare distribution.

Novo’s decentralized healthcare business model is centered on three primary pillars to best support the transformation of non-catastrophic healthcare delivery to patients and consumers. The first pillar is building a foundation of traditional hands-on healthcare delivery, through small and micro footprint sized clinic facilities, within a significant service delivery network. The second pillar is the development, integration, and deployment of sophisticated technology, through interconnectivity, which expands the reach of healthcare related service, beyond the traditional clinic location, to geographic areas not readily providing advanced healthcare service to date, including the patient’s home. The third pillar is the development and distribution of effective wellness product solutions allowing for the customization of patient preventative care remedies and ultimately a healthier population. Additionally, Novo’s science first approach to product innovation further emphasizes Novo’s mandate to create and provide over-the-counter preventative and maintenance care solutions. Innovation in science as represented by the proprietary technology assures Novo of continued cutting edge advancement in patient first platforms.

For more information concerning Novo Integrated Sciences, please visit www.novointegrated.com. For more information on NHL, please visit www.novohealthnet.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in Novo’s filings with the Securities and Exchange Commission. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond Novo’s control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects Novo’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. Novo assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The contents of any website referenced in this press release are not incorporated by reference herein.

Contact:

Chris David, COO-President

Novo Integrated Sciences, Inc.

chris.david@novointegrated.com

(206) 617-9797